Exhibit 19.1

J.B. HUNT TRANSPORT SERVICES, INC. INSIDER TRADING POLICY

Amended July 23, 2025

It is the policy of J.B. Hunt Transport Services, Inc. and its subsidiaries (the “Company”) that the Company’s directors, executive officers and employees possessing material non-public information regarding the Company shall abide by certain restrictions in trading the Company’s securities and with certain procedures in complying with such restrictions, as set forth below.

Sections I and VI of this policy apply only to members of the Company’s Board of Directors (“Directors”) and those officers of the Company that are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Officers”). The remaining sections of this policy apply to all Directors, Officers and other Company employees who, in the course of their work for the Company, have access to confidential, material non-public information regarding the Company (“Covered Employees”).

I.	SECTION 16(a) FILINGS

All Forms 3, 4 and 5 for the Company’s Directors and Officers will be prepared and filed by the office of the Chief Financial Officer. Information regarding changes in beneficial ownership should be forwarded to the Company immediately for timely filing of the Form 4, or to make a determination that reporting may be deferred to Form 5 or that no reporting is required. The office of the Chief Financial Officer will retain a copy of each Form 3, 4 and 5 in its files. Directors and Officers may want to exercise a Power of Attorney enabling certain members of the Office of the Chief Financial Officer to sign Forms 3, 4 and 5 and to obtain and maintain filing codes and credentials on their behalf. If so, please contact the Office of the Chief Financial Officer.

II.	CONSULTATION WITH THE OFFICE OF THE CHIEF FINANCIAL OFFICER

Directors, Officers and Covered Employees should contact the Office of the Chief Financial Officer before they, or any family member living in their household or any trust or entity over which they have or share control, buy or sell any shares of the Company’s stock or enter into, modify or terminate any trading plan under Rule 10b5-1 of the 1934 Act or any similar written trading arrangement. Directors and Officers must provide a copy or a description of the material terms of any such trading plan or arrangement to the office of the Chief Financial Officer. This will enable the Company to determine that no circumstances exist which might subject such person(s) to a charge of trading on the basis of material non-public information. It will also enable the Company to assist any Director or Officer to be in compliance with the applicable requirements of Section 16 of the 1934 Act and Rule 144 under the Securities Act of 1933, as amended (the “1933 Act”), and will ensure that the Company’s records with respect to the Director’s, Officer’s or Covered Employee’s ownership of the Company stock are up to date and that the Company is able to comply with certain related disclosure requirements under the 1934 Act.

III.	TRADING WINDOWS

As a matter of general practice, Directors, Officers and Covered Employees should transact purchases or sales of Company stock only during open trading windows. The trading window will be open beginning on the second trading day after the date of the public release of quarterly results for the most recent quarter and will be closed beginning on the day that is twenty-one (21) calendar days before the last day of the current quarter. This “open-window” trading practice has been instituted in order to help avoid exposure to liability due to Rule 10b-5 of the 1934 Act and other securities laws and to prevent public embarrassment to the Company and the insider involved which invariably attaches whenever insider trading is alleged to have occurred. However, even when the Director, Officer or Covered Employee is inside the “open-window,” no transaction or trading plan or arrangement should be entered into in violation of Rule 10b-5 prohibiting the use of inside information, and all transactions should be carried out in compliance with Section 16 of the 1934 Act and Rule 144 of the 1933 Act.

IV.	INSIDER TRADING

Directors, Officers and Covered Employees should not buy or sell any Company securities on the basis of material non-public information regarding the Company or during any period for which the Company has recommended the suspension of trading. Such suspension periods usually relate to the time between the internal identification of material information and the public disclosure of that information. In addition, Directors, Officers and Covered Employees should not buy or sell any securities of any other publicly traded company on the basis of material non-public information regarding the Company or material non-public information obtained through their relationship with the Company that relates to or may impact such other company. In addition, please be reminded that Directors, Officers and Covered Employees are prohibited from discussing, disclosing, sharing, providing or otherwise disseminating to any person outside the Company any material non-public information or non-public financial information about the Company or any other publicly traded company, particularly to the extent that it relates to or affects the quarter to be reported on by the Company.

Information is considered “material” if it has market significance because a reasonable investor would want to know it before making an investment decision – in other words, “material” information is information which could reasonably affect the price of a company’s stock. For information to be considered “public,” it must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information – usually two days. Information that has been disclosed only to a few members of the public is not considered “public” for insider trading purposes. Examples of material information may include, without limitation, information on revenues, expenses, earnings, or other profit or loss amounts or ratios, material news regarding customers, acquisitions, capital markets transactions, changes in capital structure or corporate structure, management changes, business or operational developments, etc. The unauthorized disclosure of such information could result in serious consequences to the Company, whether or not such disclosure is made for the purpose of facilitating improper trading in securities.

These trading restrictions shall continue to apply to securities transactions even after separation from service with the Company. If an individual is in possession of material non-public information when he or she separates from service with the Company, whether voluntarily or involuntarily, that individual may not trade in securities of the Company or of any other impacted company or disclose such information to other persons until that information has become public or is no longer material.

V.	HEDGING

Directors, Officers and Covered Employees are prohibited from engaging in short sales or in transactions involving derivatives based on the Company’s common stock, such as option contracts, straddles, collars, hedges and writing puts or calls. Such transactions create a significant enticement for abusive trading and in many instances give the unwelcome appearance of the Director, Officer or Covered Employee betting against the Company.

VI.	PLEDGING

Directors and Officers are prohibited from holding shares of Company stock in a margin account. A Director or Officer may pledge Company stock as collateral for a loan (but not margin debt), provided that:

(1)

His or her ownership of Company stock, excluding any shares pledged or proposed to be pledged, meets and continues to meet the Company’s Stock Ownership Guidelines applicable to the pledging Director or Officer during the period in which such shares are pledged as security; and

(2)

The amount of the financial obligation secured by the pledged shares is disclosed in the Company’s proxy statement for its next annual meeting of stockholders and in each succeeding annual proxy statement while the shares are pledged.

If a Director or Officer wishes to execute any new pledge of shares, or pledge of additional shares, of Company stock as collateral for a loan after January 20, 2022, he or she must submit a request for approval to the Corporate Secretary for presentation to the Nominating and Corporate Governance Committee (the “Committee”) of the Company’s Board of Directors (in the form and with such supporting information as may be requested by the Committee) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. No Officer or Director shall execute any such future pledge of Company shares unless and until he or she has received approval from the Committee. However, no Committee approval is required for any future pledges made upon a renewal of a financial obligation secured by shares that were pledged prior to January 20, 2022 or previously approved by the Committee, unless additional shares are proposed to be pledged in connection with such renewal.

The Committee will annually review any pledges of the Company’s common stock by Directors and Officers to assess whether the conditions described above continue to be met and whether such pledges pose any unnecessary risks to the Company.